EXHIBIT 99.5

NRG MID ATLANTIC GENERATING LLC

CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2003, December 6, 2003 and

December 31, 2002, and for the Period from
December 6, 2003 to December 31, 2003, the Period
from January 1, 2003 to December 5, 2003 and for
the Years Ended December 31, 2002 and 2001

NRG MID ATLANTIC GENERATING LLC

INDEX

Page(s)

Reports of Independent Auditors	2-3
Consolidated Financial Statements
Consolidated Balance Sheets at December 31, 2003, December 6, 2003 and December 31, 2002	4
Consolidated Statements of Operations for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001	5
Consolidated Statements of Member’s Equity for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001	6
Consolidated Statements of Cash Flows for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001	7-8
Notes to Consolidated Financial Statements	9-27

REPORT OF INDEPENDENT AUDITORS

To the Members of

NRG Mid Atlantic Generating LLC

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of members’ equity, and of cash flows present fairly, in all material respects, the financial position of NRG Mid Atlantic Generating LLC and its subsidiaries (“Predecessor Company”) at December 31, 2002, and the results of their operations and their cash flows for the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1 to the consolidated financial statements, the Company’s ultimate parent, NRG Energy, Inc., filed a petition on May 14, 2003, with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. NRG Energy, Inc.’s Plan of Reorganization was substantially consummated on December 5, 2003, and Reorganized NRG emerged from bankruptcy. The impact of NRG Energy, Inc.’s emergence from bankruptcy and fresh start accounting was applied to the Company on December 5, 2003 under push down accounting methodology.

      As discussed in Note 17 to the consolidated financial statements, the Company has restated its previously issued consolidated financial statements for the years ended December 31, 2002 and 2001 to reflect an income tax provision (benefit) and deferred taxes.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 10, 2004

REPORT OF INDEPENDENT AUDITORS

To the Members of

NRG Mid Atlantic Generating LLC

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of members’ equity, and of cash flows present fairly, in all material respects, the financial position of NRG Mid Atlantic Generating LLC and its subsidiaries (“Reorganized Company”) at December 31, 2003 and December 6, 2003, and the results of their operations and their cash flows for the period from December 6, 2003 to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1 to the consolidated financial statements, the United States Bankruptcy Court for the Southern District of New York confirmed the NRG Energy, Inc., the Company’s ultimate parent, Plan of Reorganization on November 24, 2003. The NRG Energy, Inc. Plan of Reorganization was substantially consummated on December 5, 2003, and NRG Energy, Inc. emerged from bankruptcy. The impact of NRG Energy, Inc.’s emergence from bankruptcy and fresh start accounting was applied to the Company on December 5, 2003 under push down accounting methodology.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 10, 2004

NRG MID ATLANTIC GENERATING LLC

CONSOLIDATED BALANCE SHEETS

			Predecessor
	Reorganized Company		Company

	December 31,	December 6,	December 31,
	2003	2003	2002

			(As Restated)

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$77	$—	$—
Restricted cash	—	80,306	37,926
Accounts receivable	—	—	15,733
Accounts receivable — affiliates	5,155	6,390	—
Inventory	17,611	14,841	26,255
Derivative instruments valuation	161	161	4,053
Prepayments and other current assets	2,385	2,823	12,532
Current deferred income tax	—	—	1,448

Total current assets	25,389	104,521	97,947
Property, plant and equipment, net of accumulated depreciation of $1,693, $0 and $44,217, respectively	565,201	565,700	796,718
Debt issuance costs, net of accumulated amortization of $0, $0 and $2,591, respectively	—	—	6,047
Investment in projects	1,280	1,280	—
Intangible assets	68,469	68,469	—
Other assets	6,753	6,749	—

Total assets	$667,092	$746,719	$900,712

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Current portion of long-term debt	$—	$406,560	$409,201
Accounts payable — trade	38	58	466
Accounts payable — affiliates	259	31	108,487
Accrued interest	—	3,269	62
Accrued expenses	142	136	1,725
Derivative instruments valuation	163	—	—
Current deferred income tax	56	56	—
Other current liabilities	285	463	364

Total current liabilities	943	410,573	520,305
Noncurrent deferred income tax	32,979	33,987	101,126
Other long-term obligations	4,256	4,232	82

Total liabilities	38,178	448,792	621,513

Commitments and contingencies
Members’ equity	628,914	297,927	279,199

Total liabilities and members’ equity	$667,092	$746,719	$900,712

The accompanying notes are an integral part of these consolidated financial statements.

NRG MID ATLANTIC GENERATING LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

			(As Restated)	(As Restated)

	(In thousands of dollars)
Revenues	$7,580	$175,933	$242,015	$130,307
Operating costs	6,317	117,753	97,830	44,822
Depreciation	1,693	29,145	29,530	15,008
General and administrative expenses	1,225	3,518	5,856	2,115
Restructuring charges	—	1,599	—	—

(Loss) income from operations	(1,655)	23,918	108,799	68,362
Interest expense	(873)	(18,740)	(16,022)	(11,597)
Other income (expense), net	47	1,053	132	(67)

(Loss) income before income taxes	(2,481)	6,231	92,909	56,698
Income tax (benefit) expense	(1,008)	2,532	38,097	23,037

Net (loss) income	$(1,473)	$3,699	$54,812	$33,661

The accompanying notes are an integral part of these consolidated financial statements.

NRG MID ATLANTIC GENERATING LLC

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY

	Members’		Members’	Accumulated	Total
			Contributions/	Net Income	Members’
	Units	Amount	Distributions	(Loss)	Equity

	(In thousands of dollars)
Balances at December 31, 2000 (Predecessor Company) (As Restated)	1,000	$1	$6,147	$—	$6,148
Net income	—	—	—	33,661	33,661
Contribution from members	—	—	184,578	—	184,578

Balances at December 31, 2001 (Predecessor Company) (As Restated)	1,000	1	190,725	33,661	224,387
Net income	—	—	—	54,812	54,812

Balances at December 31, 2002 (Predecessor Company) (As Restated)	1,000	1	190,725	88,473	279,199
Net income	—	—	—	3,699	3,699
Contribution from members	—	—	104,943	—	104,943

Balances at December 5, 2003 (Predecessor Company)	1,000	1	295,668	92,172	387,841

Push down accounting adjustment	—	—	2,258	(92,172)	(89,914)
Balances at December 6, 2003 (Reorganized Company)	1,000	1	297,926	—	297,927

Contribution from members	—	—	332,460	—	332,460
Net loss	—	—	—	(1,473)	(1,473)

Balances at December 31, 2003 (Reorganized Company)	1,000	$1	$630,386	$(1,473)	$628,914

The accompanying notes are an integral part of these consolidated financial statements.

NRG MID ATLANTIC GENERATING LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

			(As Restated)	(As Restated)

	(In thousands of dollars)
Cash flows from operating activities
Net (loss) income	$(1,473)	$3,699	$54,812	$33,661
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation	1,693	29,145	29,530	15,008
Amortization of power contracts	—	—	(89,251)	(54,963)
Unrealized loss (gain) on derivatives	163	3,892	(4,442)	390
Amortization of debt issuance costs	—	1,607	2,345	246
Deferred income taxes	(1,008)	2,532	38,097	15,590
Current tax expense — noncash contribution from members	—	—	—	7,447
Changes in assets and liabilities
Accounts receivable	—	15,733	2,592	(18,324)
Accounts receivable — affiliates	1,235	(6,390)	—	—
Inventory	(2,770)	9,060	4,569	(6,188)
Prepayments and other current assets	438	9,709	(10,220)	(2,312)
Other assets	(4)	(6,749)	—	—
Accounts payable — trade	(20)	(408)	(2,552)	3,018
Accounts payable — affiliates	228	(108,456)	38,861	25,054
Accrued interest	(3,269)	3,207	(2,769)	2,634
Changes in other assets and liabilities	(148)	(986)	1,692	(7,993)

Net cash (used in) provided by operating activities	(4,935)	(44,405)	63,264	13,268

Cash flows from investing activities
Decrease (increase) in restricted cash	80,306	(42,380)	(37,926)	—
Investment in projects	—	(1,280)	—	—
Acquisition, net of liabilities assumed	—	—	—	(605,440)
Capital expenditures	(1,194)	(14,237)	(13,546)	(13,368)

Net cash provided by (used in) investing activities	79,112	(57,897)	(51,472)	(618,808)

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

			(As Restated)	(As Restated)

	(In thousands of dollars)
Cash flows from financing activities
Bank overdraft	—	—	(100)	100
Proceeds from long-term borrowings	—	—	—	420,893
Payments on long-term borrowings	(406,560)	(2,641)	(11,692)	—
Debt issuance costs	—	—	—	(31)
Contribution from members	332,460	104,943	—	184,578

Net cash (used in) provided by financing activities	(74,100)	102,302	(11,792)	605,540

Net change in cash and cash equivalents	77	—	—	—
Cash and cash equivalents
Beginning of period	—	—	—	—

End of period	$77	$—	$—	$—

Supplemental disclosures of cash flow information
Cash paid for interest	$4,093	$13,860	$18,791	$8,963
Noncash contribution for current tax expense	—	—	—	7,447
Detail of assets acquired
Current assets	$—	$—	$—	$24,637
Fair value of noncurrent assets	—	—	—	816,800
Liabilities assumed	—	—	—	(235,997)

Cash paid	$—	$—	$—	$605,440

The accompanying notes are an integral part of these consolidated financial statements.

NRG MID ATLANTIC GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Organization

      NRG Mid Atlantic Generating LLC (the “Company”), a wholly owned indirect subsidiary of NRG Energy, Inc (“NRG Energy”), owns electric power generation plants in the mid-atlantic region of the United States. The Company’s members are Mid Atlantic Generation Holding LLC (“Mid Atlantic Generation”) and NRG Mid Atlantic LLC (“NRG Mid Atlantic”) each of which owns a 50% interest in the Company and are directly held wholly owned subsidiaries of NRG Energy.

      The Company was formed in May, 2000 for the purpose of financing, acquiring, owning, operating and maintaining, through its subsidiaries the power generation facilities owned by Indian River Power LLC (“Indian River”), Vienna Power LLC (“Vienna”), Keystone Power LLC (“Keystone”) and Conemaugh Power LLC (“Conemaugh”).

Recent Developments

      On May 14, 2003, NRG Energy and 25 of its direct and indirect wholly owned subsidiaries commenced voluntary petitions under Chapter 11 of the bankruptcy code in the United States Bankruptcy Court for the Southern District of New York. During the bankruptcy proceedings, NRG Energy continued to conduct business and manage the companies as debtors in possession pursuant to sections 1107(a) and 1108 of the bankruptcy code. The Company was not part of these Chapter 11 cases or any of the subsequent bankruptcy filings. On November 24, 2003, the bankruptcy court entered an order confirming NRG Energy’s Plan of Reorganization and the plan became effective on December 5, 2003. In connection with NRG Energy’s emergence from bankruptcy, NRG Energy adopted fresh start reporting in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”) on December 5, 2003. NRG Energy’s fresh start reporting was applied to the Company on a push down accounting basis with the financial statement impact recorded as an adjustment to the December 6, 2003, members’ equity in the amount of $89.9 million.

NRG Energy’s Plan of Reorganization

      NRG Energy’s Plan of Reorganization is the result of several months of intense negotiations among NRG Energy, Xcel Energy, Inc. (“Xcel Energy”) and the two principal committees representing NRG Energy creditor groups, referred to as the Global Steering Committee and the Noteholder Committee. A principal component of NRG Energy’s Plan of Reorganization is a settlement with Xcel Energy in which Xcel Energy agreed to make a contribution consisting of cash (and, under certain circumstances, its stock) in the aggregate amount of up to $640 million to be paid in three separate installments following the effective date of NRG Energy’s Plan of Reorganization. The Xcel Energy settlement agreement resolves any and all claims existing between Xcel Energy and NRG Energy and/or its creditors and, in exchange for the Xcel Energy contribution, Xcel Energy is receiving a complete release of claims from NRG Energy and its creditors, except for a limited number of creditors who have preserved their claims as set forth in the confirmation order entered on November 24, 2003.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Accounting policies for all of the Company’s operations are in accordance with the accounting principles generally accepted in the United States of America.

NRG MID ATLANTIC GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NRG Energy Fresh Start Reporting/Push Down Accounting

      In accordance with SOP 90-7, certain companies qualify for fresh start (“Fresh Start”) reporting in connection with their emergence from bankruptcy. Fresh Start reporting is appropriate on the emergence from Chapter 11 if the reorganization value of the assets of the emerging entity immediately before the date of confirmation is less than the total of all post-petition liabilities and allowed claims, and if the holders of existing voting shares immediately before confirmation receive less than 50% of the voting shares of the emerging entity. NRG Energy met these requirements and adopted Fresh Start reporting and applied push down accounting to its various subsidiary operations including the Company. Under push down accounting, the Company’s equity fair value was allocated to the Company’s assets and liabilities based on their estimated fair values as of December 5, 2003, as further described in Note 3.

      Under the requirements of Fresh Start, NRG Energy adjusted its assets and liabilities, other than deferred income taxes, to their estimated fair values as of December 5, 2003. As a result of marking the assets and liabilities to their estimated fair values, NRG Energy determined that there was a negative reorganization value that was reallocated back to the tangible and intangible assets. Deferred taxes were determined in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. The net effect of all Fresh Start adjustments resulted in a gain of $3.9 billion, which is reflected in NRG Energy’s Predecessor Company results for the period from January 1, 2003 to December 5, 2003. The application of the Fresh Start provisions of SOP 90-7 created a new reporting entity having no retained earnings or accumulated deficit.

      As part of the bankruptcy process, NRG Energy engaged an independent financial advisor to assist in the determination of its reorganized enterprise value. The fair value calculation was based on management’s forecast of expected cash flows from its core assets. Management’s forecast incorporated forward commodity market prices obtained from a third party consulting firm. A discounted cash flow calculation was used to develop the enterprise value of Reorganized NRG, determined in part by calculating the weighted average cost of capital of the Reorganized NRG. The Discounted Cash Flow, (“DCF,”) valuation methodology equates the value of an asset or business to the present value of expected future economic benefits to be generated by that asset or business. The DCF methodology is a “forward looking” approach that discounts expected future economic benefits by a theoretical or observed discount rate. The independent financial advisor prepared a 30-year cash flow forecast using a discount rate of approximately 11%. The resulting reorganization enterprise value as included in the Disclosure Statement ranged from $5.5 billion to $5.7 billion. The independent financial advisor then subtracted NRG Energy’s project level debt and made several other adjustments to reflect the values of assets held for sale, excess cash and collateral requirements to estimate a range of Reorganized NRG equity value of between $2.2 billion and $2.6 billion.

      In constructing the Fresh Start balance sheet upon emergence from bankruptcy, NRG Energy used a reorganization equity value of approximately $2.4 billion, as NRG Energy believed this value to be the best indication of the value of the ownership distributed to the new equity owners. NRG Energy’s Plan of Reorganization provided for the issuance of 100,000,000 shares of NRG Energy common stock to the various creditors resulting in a calculated price per share of $24.04. The reorganization value of approximately $9.1 billion was determined by adding the reorganized equity value of $2.4 billion, $3.7 billion of interest bearing debt and other liabilities of $3.0 billion. The reorganization value represents the fair value of an entity before liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after restructuring. This value is consistent with the voting creditors and Court’s approval of NRG Energy’s Plan of Reorganization.

      The application of SOP 90-7 and push down accounting resulted in the creation of a new reporting entity for the Company. Consequently, the consolidated financial statements of the Reorganized Company and the Predecessor Company are separated by a black line to distinguish that the assets, liabilities and members’ equity as well as the results of operations are not comparable between periods. Under the requirements of push

NRG MID ATLANTIC GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

down accounting, the Company has adjusted its assets and liabilities to their estimated fair values as of December 5, 2003. The impact of push down accounting resulted in the reduction of members’ equity for the Company in the amount of $89.9 million.

      For financial reporting purposes, close of business on December 5, 2003, represents the date of NRG Energy’s emergence from bankruptcy. As used herein, the following terms refer to the Company and its operations:

“Predecessor Company”	The Company, prior to push down accounting
The Company’s operations, January 1, 2001 - December 31, 2001
The Company’s operations, January 1, 2002 - December 31, 2002
The Company’s operations, January 1, 2003 - December 5, 2003
“Reorganized Company”	The Company, post push down accounting
The Company’s operations, December 6, 2003 - December 31, 2003

      The bankruptcy court in its confirmation order approved NRG Energy’s Plan of Reorganization on November 24, 2003. Under the requirements of SOP 90-7, the Fresh Start date is determined to be the confirmation date unless significant uncertainties exist regarding the effectiveness of the bankruptcy order. The Plan of Reorganization required completion of the Xcel Energy settlement agreement prior to emergence from bankruptcy. Management believes this settlement agreement was a significant contingency and thus delayed the Fresh Start date until the Xcel Energy settlement agreement was finalized on December 5, 2003.

Cash and Cash Equivalents

      Cash and cash equivalents include highly liquid investments with an original maturity of three months or less at the time of purchase.

Restricted Cash

      Restricted cash consists primarily of funds that are restricted in use due to debt covenant violations. These violations are a result of cross-defaults caused by the downgrade of NRG Energy’s credit ratings and their failure to make certain debt payments. The cash is restricted from transfer or dividend from the Company to NRG Energy until such time as the debt covenant violations are cured. The restrictions were eliminated when the debt was repaid in December 2003.

Inventory

      Inventory consists of fuel oil, spare parts and coal and is valued at the lower of weighted average cost or market.

Property, Plant and Equipment

      The Company’s property, plant and equipment are stated at cost; however, impairment adjustments are recorded whenever events or changes in circumstances indicate carrying values may not be recoverable. At December 5, 2003, the Company recorded adjustments to the property, plant and equipment to reflect such items at fair value in accordance with push down accounting. A new cost basis was established with these adjustments. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance that do not improve or extend the life of the respective asset, are charged to expense as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The assets and related accumulated depreciation amounts are adjusted for asset retirements and disposals, with the resulting gain or loss included in operations.

NRG MID ATLANTIC GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Asset Impairment

      Long-lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. Such reviews are performed in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured by the difference between an asset’s carrying amount and fair value. Fair values are determined by a variety of valuation methods, including appraisals, sales prices of similar assets and present value techniques.

Debt Issuance Costs

      Debt issuance costs consist of legal and other costs incurred to obtain debt financing. These costs, which were written off as part of push down accounting (see Note 3), were being amortized as interest expense on a basis that approximates the effective interest method over the terms of the related debt.

Intangible Assets

      Intangible assets represent contractual rights held by the Company. Intangible assets are amortized over their economic useful life and reviewed for impairment on a periodic basis. Nonamortized intangible assets, including goodwill, are tested for impairment annually and on an interim basis if an event or circumstance occurs between annual tests that might reduce the fair value of that asset.

      Intangible assets consist of the fair value of emission allowances. Emission allowance related amounts will be amortized as additional fuel expense based upon the actual level of emissions from the respective plants through 2023.

      Effective January 1, 2002, the Company implemented SFAS No. 142, Goodwill and Other Intangible Assets. Pursuant to SFAS No. 142, goodwill is not amortized but is subject to periodic testing. At December 31, 2003, December 6, 2003 and December 31, 2002, the Company had no goodwill recorded in the consolidated financial statements.

Fair Value of Financial Instruments

      The carrying amount of accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying amount of long-term debt approximates fair value due to the variable rate of interest associated with the long-term debt.

Income Taxes

      The Company has been organized as a limited liability company. Therefore, federal and state income taxes are assessed at the member level. However, a provision for separate company federal and state income taxes has been reflected in the accompanying financial statements (see Note 17 — Income Taxes). As a result of the Company being included in the NRG Energy consolidated tax return and tax payments, federal and state taxes payable amounts resulting from the tax provision are reflected as a contribution by members in the consolidated statement of members’ equity and consolidated balance sheet.

      Deferred income taxes are recognized for the tax consequences in future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. A valuation allowance is recorded to reduce deferred tax assets to the amount more likely than not to be realized.

NRG MID ATLANTIC GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Comprehensive Income

      For all periods, net income is equal to comprehensive income as there were no additional items impacting comprehensive income for each of the periods presented.

Revenue Recognition

      Revenues are recorded based on capacity provided and electrical output delivered at the lesser of amounts billable under the power purchase agreements, or the average estimated contract rates over the initial term of the contracts.

      In certain markets which are operated/controlled by an independent system operator (“ISO”) and in which the Company has entered into a netting agreement with the ISO, which results in the Company receiving a netted invoice, the Company records purchased energy as an offset against revenues received upon the sale of such energy. Disputed revenues are not recorded in the consolidated financial statements until disputes are resolved and collection is assured.

Power Marketing Activities

      The Company’s subsidiaries have entered into agency agreements with a marketing affiliate for the sale of energy, capacity and ancillary services produced and for the procurement and management of fuel and emission credit allowances, which enable the affiliate to engage in forward sales and economic hedges to manage the Company’s electricity price exposure. Net gains or losses on hedges by the affiliate, which are physically settled, are recognized in the same manner as the hedged item. The Company receives the net transaction price on all contracts that are physically settled by its marketing affiliate.

Concentrations of Credit Risk

      Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, accounts receivable and investments in debt securities. Cash accounts are generally held in federally insured banks. Accounts receivable and derivative instruments are concentrated within entities engaged in the energy industry. These industry concentrations may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Receivables are generally not collateralized; however, the Company believes the credit risk posed by industry concentration is offset by the diversification and credit worthiness of its customer base.

Use of Estimates in Financial Statements

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

      In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, uncollectible accounts and the valuation of long-term energy commodities contracts, among others. In addition, estimates are used to test long-lived assets for impairment and to determine fair value of impaired assets. As better information becomes available (or actual amounts are determinable), the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

NRG MID ATLANTIC GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Emergence from Bankruptcy and Fresh Start Reporting

      In accordance with the requirements of push down accounting, the Company’s fair value of $297.9 million was allocated to the Company’s assets and liabilities based on their individual estimated fair values. A third party was used to complete an independent appraisal of the Company’s tangible assets, intangible assets and contracts.

      The determination of the fair value of the Company’s assets and liabilities was based on a number of estimates and assumptions, which are inherently subject to significant uncertainties and contingencies.

      Due to the adoption of push down accounting as of December 5, 2003, the Reorganized Company’s consolidated balance sheets, consolidated statements of operations and cash flows have not been prepared on a consistent basis with the Predecessor Company’s consolidated financial statements and are not comparable in certain respects to the consolidated financial statements prior to the application of push down accounting. A black line has been drawn on the accompanying consolidated financial statements to separate and distinguish

NRG MID ATLANTIC GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

between the Reorganized Company and the Predecessor Company. The effects of the push down accounting adjustments on the Company’s consolidated balance sheet as of December 5, 2003, were as follows:

	Predecessor			Reorganized
	Company			Company
	December 5,	Push Down		December 6,
	2003	Adjustments		2003

	(In thousands of dollars)
ASSETS
Current assets
Restricted cash	$80,306	$—		$80,306
Accounts receivable — affiliates	6,390	—		6,390
Inventory	17,195	(2,354	)(A)	14,841
Derivative instruments valuation	161	—		161
Prepayments and other current assets	2,823	—		2,823
Current deferred income tax	1,405	(1,405	)(B)	—

Total current assets	108,280	(3,759)		104,521
Property, plant and equipment, net	783,268	(217,568	)(C)	565,700
Debt issuance costs, net	4,438	(4,438	)(D)	—
Investment in projects	1,280	—		1,280
Intangible assets	—	68,469	(E)	68,469
Other assets	6,749	—		6,749

Total assets	$904,015	$(157,296)		$746,719

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Current portion of long-term debt	$406,560	$—		$406,560
Accounts payable — trade	58	—		58
Accounts payable — affiliates	31	—		31
Accrued interest	3,269	—		3,269
Accrued expenses	463	—		463
Current deferred income tax	—	56	(B)	56
Other current liabilities	136	—		136

Total current liabilities	410,517	56		410,573
Deferred income tax	103,658	(69,671	)(B)	33,987
Other current liabilities	1,999	2,233	(F)	4,232

Total liabilities	516,174	(67,382)		448,792

Members’ equity				—
Members’ contributions	295,669	2,258		297,927
Accumulated net income	92,172	(92,172)		—

Total members’ equity	387,841	(89,914	)(G)	297,927

Total liabilities and members’ equity	$904,015	$(157,296)		$746,719

NRG MID ATLANTIC GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(A)	Accounting policy change upon adoption of push down accounting. Consumables are no longer included as inventory and are expensed as incurred. Capital spare parts were reclassified from inventory to property, plant and equipment.

(B)	Reflects the adjustment to deferred income tax assets and liabilities due to push down accounting.

(C)	Result of allocating the equity value in conformity with the purchase method of accounting for business combinations. These allocations were based on valuations obtained from independent appraisers.

(D)	Revaluation of debt to fair value.

(E)	Reflects management’s estimate, with the assistance of independent appraisers, of the fair value of SO2 emission credits.

(F)	The Asset Retirement Obligation (“ARO”) was revaluated as part of push down accounting.

(G)	The change in members’ equity reflects the fair value adjustment resulting from NRG Energy’s Fresh Start accounting procedures.

4.	Restructuring Charges

      The Company incurred total restructuring charges of approximately $1.6 million for the period January 1, 2003 to December 5, 2003. These costs consisted primarily of advisor fees.

5.	Inventory

      Inventory, which is valued at the lower of weighted average cost or market, consists of:

			Predecessor
	Reorganized Company		Company

	December 31,	December 6,	December 31,
	2003	2003	2002

	(In thousands of dollars)
Fuel oil	$2,601	$2,163	$2,486
Spare parts	5,188	5,245	7,615
Coal	9,822	7,433	16,154

Total inventory	$17,611	$14,841	$26,255

6.	Property, Plant and Equipment

      The major classes of property, plant and equipment were as follows:

				Predecessor
		Reorganized Company		Company
					Average
	Depreciable	December 31,	December 6,	December 31,	Remaining
	Lives	2003	2003	2002	Useful Life

	(In thousands of dollars)
Land		$19,386	$19,386	$5,397
Facilities and equipment	2-27 years	536,925	536,925	828,019	22 years
Construction work in progress		10,583	9,389	7,519

Total property, plant and equipment		566,894	565,700	840,935
Accumulated depreciation		(1,693)	—	(44,217)

Property, plant and equipment, net		$565,201	$565,700	$796,718

NRG MID ATLANTIC GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Asset Retirement Obligation

      Effective January 1, 2003, the Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Upon initial recognition of a liability for an asset retirement obligation, an entity shall capitalize an asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount as the liability. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the doctrine of promissory estoppel.

      The Company identified an asset retirement obligation related to environmental obligations related to ash disposal site closures. The Company also identified other asset retirement obligations including plant dismantlement that could not be calculated because the assets associated with the retirement obligations were determined to have an indeterminate life. The adoption of SFAS No. 143 resulted in recording a $1.4 million increase to property, plant and equipment and a $1.7 million increase to other long-term obligations. The cumulative effect of adopting SFAS No. 143 was recorded as a $0.2 million increase to depreciation expense and a $0.3 million increase to operating costs in the period from January 1, 2003 to December 5, 2003, as the Company considered the cumulative effect to be immaterial.

      The following represents the balances of the asset retirement obligation at January 1, 2003, and the additions and accretion of the asset retirement obligation for the period from January 1, 2003 to December 5, 2003 and the period from December 6, 2003 to December 31, 2003, which is included in other long-term obligations in the consolidated balance sheets. Prior to December 5, 2003, the Company completed its annual review of asset retirement obligations. No change to the previously recorded obligation was necessary as a result of this review. As a result of applying push down accounting, the Company revalued its asset retirement obligation on December 6, 2003. The Company recorded an additional asset retirement obligation of $2.2 million in connection with push down accounting reporting. This amount results from a change in the discount rate used between the date of adoption and December 5, 2003, equal to 500 to 600 basis points.

	Predecessor Company

		Accretion
	Beginning	for Period	Adjustment	Ending
	Balance	Ended	for Fresh	Balance
	January 1,	December 5,	Start	December 5,
	2003	2003	Reporting	2003

	(In thousands of dollars)
Indian River landfill closure obligation	$1,732	$233	$2,233	$4,198

	Reorganized Company

		Accretion
	Beginning	for Period	Ending
	Balance	December 6 to	Balance
	December 6,	December 31,	December 31,
	2003	2003	2003

	(In thousands of dollars)
Indian River landfill closure obligation	$4,198	$24	$4,222

NRG MID ATLANTIC GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following represents the pro forma effect on the Company’s net income for the period from January 1, 2003 to December 5, 2003, and for the years ended December 31, 2002 and 2001, as if the Company had adopted SFAS No. 143 as of January 1, 2001:

	Predecessor Company

	For the
	Period from
	January 1,	For the Years Ended
	2003 to	December 31,
	December 5,
	2003	2002	2001

		(As Restated)	(As Restated)

	(In thousands of dollars)
Net income as reported	$3,699	$54,812	$33,661
Pro forma adjustment to reflect retroactive adoption of SFAS No. 143	101	(196)	(93)

Pro forma net income	$3,800	$54,616	$33,568

      On a pro forma basis, an asset retirement obligation of $1.5 million and $1.7 million would have been recorded as other noncurrent liabilities at January 1, 2002 and December 31, 2002, respectively, based on similar assumptions used to determine the amounts on the Company’s consolidated balance sheets at December 6, 2003 and December 31, 2003.

8.	Intangible Assets

      The Company had intangible assets with a net carrying value of $68.5 million at December 31, 2003 and December 6, 2003, respectively. No intangible assets were recorded at December 31, 2002. The intangible assets consisting of emission allowances which will be amortized as additional fuel expense based upon the actual usage of credits during any reporting period from the respective plants through 2023. The annual aggregate amortization expense for each of the five succeeding years is expected to approximate $4.2 million each year. Intangible assets consisted of the following:

	Reorganized Company

	December 31, 2003		December 6, 2003

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

	(In thousands of dollars)
Intangible asset
Emission allowances	$68,469	$—	$68,469	$—

Total intangible assets	$68,469	$—	$68,469	$—

      No amortization was recorded during the period from December 6, 2003 to December 31, 2003, as this balance includes only emission allowances for 2004 and beyond. All emission allowances for 2003 were used prior to December 5, 2003.

9.	Investments Accounted for by the Cost Method

      The Company had investments of $1.3 million in two joint venture projects, Keystone Fuels LLC (3.70%) and Conemaugh Fuels LLC (3.72%), that were formed for the purpose of buying coal and selling such coal to Keystone and Conemaugh, or to any entity that manufacturers or produces synthetic fuel from coal for resale to Keystone or Conemaugh. The cost method of accounting is applied to such investments because the ownership structure prevents the Company from exercising a controlling influence over operating and financial policies of the projects.

NRG MID ATLANTIC GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.     Long-Term Debt

      On June 22, 2001, the Company borrowed approximately $420.9 million under a five-year term loan agreement (the “Agreement”) to finance, in part, the acquisition of certain generating facilities from Conectiv. As a result of cross-default provisions of the NRG Energy debt, the whole amount was classified as current at December 6, 2003 and December 31, 2002. On December 23, 2003, NRG Energy issued $1.25 billion in Second Priority Notes, due and payable on December 15, 2013. On the same date, NRG Energy also entered into a new credit facility for up to $1.45 billion. Proceeds of the December 23, 2003, Second Priority Note issuance and the new credit facility were used, among other things, for repayment of secured debt held by the Company. The Company used proceeds of $332.5 million from a capital contribution from NRG Energy and cash on hand to pay the outstanding principal of $406.6 million and $4.1 million in accrued interest.

      The Agreement provided for a variable interest rate at either the higher of the Prime rate or the Federal Funds rate plus 0.50%, or the London Interbank Offered Rate (“LIBOR”) of interest. During the period from December 6, 2003 to December 31, 2003 and the period from January 1, 2003 to December 5, 2003, the weighted average interest rate for amounts outstanding under the Agreement was 4.375% and 4.506%, respectively. For the years ended December 31, 2002 and 2001, the weighted average interest rate was 3.30% and 4.56%, respectively. The Company was obligated to pay a commitment fee of 0.375% of the unused portion of the credit facility.

11.	Long-Term Contract

      On June 22, 2001, the Company purchased 1,081 megawatts (“MW”) of interests in power generation plants from a subsidiary of Conectiv. Other liabilities in the purchase price allocation included $144.4 million associated with out-of-market contracts. The $144.4 million of out-of-market contracts included $72.4 million of current liabilities and $72.0 million of noncurrent liabilities as of the date of acquisition. The $144.4 million was comprised of three out-of-market contracts, two of which were less than one year in duration from the acquisition date and the third contract was originally in effect through 2005. Upon the acquisition, the Company assumed the remaining obligations under these short-term and long-term power purchase agreements. The short-term agreements required the Company to provide 895 MW of electrical energy around the clock at specified prices through August 2001 and 130 MW through September 2001. The long-term agreement required the Company to deliver 500 MW of electrical energy around the clock at a specified price through 2005. The sales price of the contracted electricity was substantially lower than the fair value of that electricity on the merchant market at the date of the acquisition. The out of market contract liability was amortized into revenue based on the terms of the power purchase agreements and the related estimates for the respective monthly electricity selling prices as of the date of acquisition. Accordingly, the Company recognized $89.3 million and $55.0 million of revenues associated with the amortization of the long-term and short-term power purchase agreements, respectively, during the years ended December 31, 2002 and 2001.

      On November 8, 2002, Conectiv provided NRG Energy with a Notice of Termination of Transaction under the Master Power Purchase and Sale Agreement (“Master PPA”) dated June 21, 2001, to terminate the long-term power purchase agreement. As a result of the cancellation, the Company lost approximately $383 million in future contracted revenues that would have been provided under the terms of the contract. In conjunction with the terms of the Master PPA, the Company received from Conectiv a termination payment in the amount of $955,000 which was recorded as revenue in 2002. As a result of the contract termination in 2002, the remaining unamortized balance of $44.3 million was brought into income as revenue.

12.	Sales to Significant Customers

      During the period from December 6, 2003 to December 31, 2003, three customers accounted for 38% (Atlantic City Electric, dba Conectiv), 49% (PJM Interconnections) of total revenues and Rockland Electric

NRG MID ATLANTIC GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accounted for 13%. During the period from January 1, 2003 to December 5, 2003, two customers accounted for 60% (Atlantic City Electric, dba Conectiv) and 27% (PJM Interconnections) of total revenues. During 2002, one customer accounted for 96% (Atlantic City Electric, dba Conectiv) of total revenues. During 2001, one customer accounted for 47% (Conectiv) of total revenues. Such amounts include revenue from customers under contract with NRG Power Marketing, Inc.

13.	Derivative Instruments and Hedging Activity

      On January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149. SFAS No. 133 requires the Company to record all derivatives on the consolidated balance sheet at fair value. Changes in the fair value of nonhedge derivatives will be immediately recognized in earnings. The criteria used to determine if hedge accounting treatment is appropriate are (a) the designation of the hedge to an underlying exposure, (b) whether or not the overall risk is being reduced and (c) if there is a high degree of correlation between the value of the derivative instrument and the underlying obligation. Formal documentation of the hedging relationship, the nature of the underlying risk, the risk management objective, and the means by which effectiveness will be assessed is created at the inception of the hedge. Changes in fair values of derivatives accounted for as hedges will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of other accumulated comprehensive income, (“OCI,”) until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative instrument’s change in fair value will be immediately recognized in earnings. The Company also formally assesses both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in either the fair value or cash flows of the hedged item. This assessment includes all components of each derivative’s gain or loss unless otherwise noted. When it is determined that a derivative ceases to be a highly effective hedge, hedge accounting is discontinued.

      The adoption of SFAS No. 133 on January 1, 2001, resulted in no amounts being recorded on the consolidated balance sheet as the Company had no derivatives at January 1, 2001. The Company had no derivatives accounted for as hedges at December 31, 2003, December 6, 2003 and December 31, 2002, and for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003, and for the years ended December 31, 2002 and 2001.

      SFAS No. 133 applies to the Company’s power sales contracts, gas purchase contracts and other energy related commodities financial instruments used to mitigate variability in earnings due to fluctuations in spot market prices, hedge fuel requirements at generation facilities and protect investments in fuel inventories. At December 31, 2003, the Company had various commodity contracts extending through December 2004. Under the accounting requirements of SFAS No. 133, these contracts are not designated as hedge transactions. In addition, these contracts meet the definition of being derivative instruments and thus for financial reporting purposes are recorded at fair value on the consolidated balance sheet with the unrealized gain or loss recorded within net income for the respective period.

NRG MID ATLANTIC GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Operations

      The following table summarizes the effects of SFAS No. 133 on the Company’s statement of operations for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003, and for the years ended December 31, 2002 and 2001:

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Year Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

	(In thousands of dollars)
Gains (Losses)
Revenues	$(163)	$(994)	$1,052	$102
Costs of operations	—	(2,898)	3,390	(492)

Total statement of operations impact before tax	$(163)	$(3,892)	$4,442	$(390)

Energy Related Commodities

      The Company is exposed to commodity price variability in electricity, emission allowances and natural gas, oil and coal used to meet fuel requirements. In order to manage these commodity price risks, the Company enters into financial instruments, which may take the form of fixed price, floating price or indexed sales or purchases, and options, such as puts, calls, basis transactions and swaps. The Company has accounted for these derivatives by recording the derivative at market value with the offset being charged to earnings.

      The Company’s earnings for the period from December 6, 2003 to December 31, 2003, were decreased by an unrealized loss of $0.2 million associated with changes in the fair value of energy related derivative instruments not accounted for as hedges in accordance with SFAS No. 133.

      The Company’s earnings for the period from January 1, 2003 to December 5, 2003, were decreased by an unrealized loss of $3.9 million associated with changes in the fair value of energy related derivative instruments not accounted for as hedges in accordance with SFAS No. 133.

      The Company’s earnings for the year ended December 31, 2002, were increased by an unrealized gain of $4.4 million associated with changes in the fair value of energy related derivative instruments not accounted for as hedges in accordance with SFAS No. 133.

      The Company’s earnings for the year ended December 31, 2001, were decreased by an unrealized loss of $0.4 million associated with changes in the fair value of energy related derivative instruments not accounted for as hedges in accordance with SFAS No. 133.

14.	Related Party Transactions

      On June 22, 2001, Indian River, Vienna, Keystone and Conemaugh entered into power sales and agency agreements with NRG Power Marketing Inc. (“NRG Power Marketing”), a wholly owned subsidiary of NRG Energy. The agreement is effective until December 31, 2030. Under the agreement, NRG Power Marketing will (i) have the exclusive right to manage, market and sell all power not otherwise sold or committed to by such subsidiaries, (ii) procure and provide to such subsidiaries all fuel required to operate their respective facilities and (iii) market, sell and purchase all emission credits owned, earned or acquired by such subsidiaries. In addition, NRG Power Marketing will have the exclusive right and obligation to effect the direction of the power output from the facilities.

NRG MID ATLANTIC GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Under the agreement, NRG Power Marketing pays to the Company gross receipts generated through sales, less costs incurred by NRG Power Marketing relative to its providing services (e.g. transmission and delivery costs, fuel cost, taxes, employee labor, contract services, etc.). The Company incurred no fees related to these power sales and agency agreements with NRG Power Marketing.

      On June 22, 2001, Indian River and Vienna entered into operation and maintenance agreements with a subsidiary of NRG Operating Services, Inc. (“NRG Operating Services”), a wholly owned subsidiary of NRG Energy. The agreements are effective for five years, with options to extend beyond five years. Under the agreement, the NRG Operating Services company operator operates and maintains its respective facility, including (i) coordinating fuel delivery, unloading and inventory, (ii) managing facility spare parts, (iii) meeting external performance standards for transmission of electricity, (iv) providing operating and maintenance consulting and (v) cooperating with and assisting in performing the obligations under agreements related to facilities.

      Under the agreement, the operator will be reimbursed for usual and customary costs related to providing the services including plant labor and other operating costs. A demobilization payment will be made if the subsidiary elects not to renew the agreement. There are also incentive fees and penalties based on performance under the approved operating budget, the heat rate and safety.

      For the period from December 6, 2003 to December 31, 2003, Indian River and Vienna incurred operating and maintenance costs billed from NRG Operating Services totaling $2.9 million and $227,000, respectively. During the period from January 1, 2003 to December 5, 2003, Indian River and Vienna incurred operating and maintenance costs billed from NRG Operating Services totaling $43 million and $4.5 million, respectively. During 2002, Indian River and Vienna incurred operating and maintenance costs billed from NRG Operating Services totaling $43 million and $6.5 million, respectively and during 2001, Indian River and Vienna incurred operating and maintenance costs billed for NRG Operating Services totaling $12 million and $2.4 million, respectively.

      On June 22, 2001, Indian River and Vienna entered into agreements with NRG Energy for corporate support and services. The agreements are perpetual in term, unless terminated in writing. Under the agreements, NRG Energy will provide services, as requested, in areas such as human resources, accounting, finance, treasury, tax, office administration, information technology, engineering, construction management, environmental, legal and safety. Under the agreement, NRG Energy is paid for personnel time as well as out-of-pocket costs. These costs are reflected in general and administrative expenses in the consolidated statements of operations. During the period from December 6, 2003 to December 31, 2003, Indian River and Vienna incurred expenses of $746,000 and $186,000, respectively, under these agreements. During the period from January 1, 2003 to December 5, 2003, Indian River and Vienna incurred expenses of $165,000 and $43,000, respectively. During 2002 and 2001, Indian River incurred expenses of $134,000 and $85,000, respectively, and Vienna incurred expenses of $57,000 and $25,000, respectively, under these agreements.

15.	Commitments and Contingencies

Environmental Matters

      The Company’s subsidiary, Indian River, is responsible for the costs associated with closure, post-closure care and monitoring of the ash landfill owned and operated by the Company on the site of the Indian River Generating Station. No material liabilities outside such costs are expected. In accordance with certain regulations established by the Delaware Department of Natural Resources and Environmental Control, the Company has established a fully funded trust fund to provide for financial assurance for the closure and post-closure related costs in the amount of $6.6 million. The amounts contained in this fund will be dispersed as authorized by the Delaware Department of Natural Resources and Environmental Control. This amount is recorded in other noncurrent assets on the consolidated balance sheets.

NRG MID ATLANTIC GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company estimates that it will incur capital expenditures of approximately $14.7 million during the years 2004 through 2008 related to resolving environmental concerns at the Indian River Generating Station. These concerns include the expected closure of the existing ash landfill, the construction of a new ash landfill nearby, the addition of controls to reduce NOx emissions, fuel yard modifications and electrostatic precipitator refurbishments to reduce opacity.

Guarantees

      In November 2002, the FASB issued FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year end. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretation addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The interpretation also clarifies the requirements related to the recognition of a liability by a guarantor at the inceptions of the guarantee for the obligations the guarantor has undertaken in issuing the guarantee.

      In connection with push down accounting, all outstanding guarantees were considered new; accordingly, the Company applied the provisions of FIN 45 to all of those guarantees. Each guarantee was reviewed for the requirement to recognize a liability at inception.

      On December 23, 2003, the Company’s ultimate parent, NRG Energy, issued $1.25 billion of 8% Second Priority Notes, due and payable on December 15, 2013. On January 28, 2004, NRG Energy also issued $475.0 million of Second Priority Notes, under the same terms and indenture as its December 23, 2003 offering.

      NRG Energy’s payment obligations under the notes and all related Parity Lien Obligations are guaranteed on an unconditional basis by each of NRG Energy’s current and future restricted subsidiaries, of which the Company is one. The notes are jointly and severally guaranteed by each of the guarantors. The subsidiary guarantees of the notes are secured, on a second priority basis, equally and ratably with any future parity lien debt, by security interest in all of the assets of the guarantors, except certain excluded assets, subject to liens securing parity lien debt and other permitted prior liens.

      The Company’s obligations pursuant to its guarantees of the performance, equity and indebtedness obligations were as follows:

	Guarantee/		Expiration
	Maximum Exposure	Nature of Guarantee	Date	Triggering Event

	(In thousands
	of dollars)
Project/Subsidiary
NRG Energy Second Priority Notes due 2013	$1,753,000	Obligations under credit agreement	2013	Nonperformance

16.	Regulatory Issues

      On April 2, 2003, Reliant Resources, Inc. (“Reliant”) filed a compliant against the Pennsylvania, Jersey, Maryland Interconnector area (“PJM”) with The Federal Energy Regulatory Commission (“FERC”) and suggested specific modifications to PJM’s price mitigation rules. On June 9, 2003, FERC rejected the Reliant modifications but required PJM to file a report to address the concerns of Reliant by September 30, 2003. The PJM market monitoring unit filed its compliance filing with FERC as required, but opted to continue its

NRG MID ATLANTIC GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

present mitigation practices. The present mitigation plan permits PJM to “cost-cap” the energy bids of certain generating facilities that were constructed prior to 1996. The cost capping method is based on a facility’s variable costs plus 10%. In addition, the PJM market monitoring unit filed to eliminate the exemption that units built after 1996 had from PJM’s mitigation measures. On May 6, 2004, FERC rejected the proposed extension of the cost capping mechanism to generating facilities built after 1996. In the order, the FERC approved the application of cost-capping mitigation methods for facilities built prior to 1996 and were cost capped less than 80% of the time the facilities operated. The FERC required that for facilities that are cost capped 80% or more of their operating hours, are needed for reliability, and are not recovering sufficient revenue to cover their costs, that PJM must provide alternative methods of compensation. The FERC noted that such alternative compensation could consist of market design changes such as a higher bid cap or reliability must run agreements. FERC required that PJM file such a proposal by November 6, 2004. At this time it is unclear how this ruling will impact the Company. The Company continues to monitor these activities for any potential adverse impact to the Company’s financial position or results of operations.

      On June 30, 2004, the PJM Interconnection made a proposal to the PJM membership to replace the existing capacity market with a new resource adequacy product. The new resource adequacy product would have three components: (1) the addition of a demand curve with the installed capacity (“ICAP”) obligation; (2) a location ICAP obligation, if necessary; and (3) additional compensation for fast start and flexible units, if necessary. This proposal would not be effective until at least June 2006.

17.	Income Taxes (Restatement)

      The Company is included in the consolidated tax return filings as a wholly owned indirect subsidiary of NRG Energy. Reflected in the financial statements and notes below are separate company federal and state tax provisions as if the Company had prepared separate filings. An income tax provision has been established on the accompanying financial statements as of the earliest period presented in order to reflect income taxes as if the Company filed its own tax return. The Company’s ultimate parent, NRG Energy, does not have a tax allocation agreement with its subsidiaries and prior to January 1, 2003, income taxes were not recorded or allocated to non tax paying entities or entities such as the Company which are treated as disregarded entities for tax purposes. Accordingly, the previously issued consolidated financial statements for the years ended December 31, 2002 and 2001, have been restated to include the effects of recording an income tax provision. Because the Company is not a party to a tax sharing agreement, current tax expense (benefit) is recorded as a capital contribution from (distribution to) the Company’s parent. The cumulative effect of recording an income tax provision (benefit) and deferred taxes resulted in recording as of December 31, 2000, a net deferred tax liability of $45.9 million and a reduction to members’ equity of $45.9 million.

NRG MID ATLANTIC GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The provision (benefit) for income taxes consists of the following:

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

	(In thousands of dollars)
Current
Federal	$—	$—	$—	$5,860
State	—	—	—	1,587

	—	—	—	7,447
Deferred
Federal	(793)	1,992	29,977	12,267
State	(215)	540	8,120	3,323

	(1,008)	2,532	38,097	15,590

Total income tax (benefit) expense	$(1,008)	$2,532	$38,097	$23,037

Effective tax rate	40.6%	40.6%	41.0%	40.6%

      The pre-tax income (loss) was as follows:

Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

(In thousands of dollars)
U.S.	$(2,481)	$6,231	$92,909	$56,698

NRG MID ATLANTIC GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of the net deferred income tax liability were:

			Predecessor
	Reorganized Company		Company

	December 31,	December 6,	December 31,
	2003	2003	2002

	(In thousands of dollars)
Deferred tax liabilities
Property	$10,258	$9,773	$104,180
Emissions credits	27,818	27,818	—
Other	732	786	3,560

Total deferred tax liabilities	38,808	38,377	107,740
Deferred tax assets
Deferred compensation, accrued vacation and other reserves	—	—	3,295
Domestic tax loss carryforwards	3,085	2,074	4,193
Asset retirement obligation	1,715	1,706	—
Other	973	554	574

Total deferred tax assets (before valuation allowance)	5,773	4,334	8,062
Valuation allowance	—	—	—

Net deferred tax assets	5,773	4,334	8,062

Net deferred tax liability	$33,035	$34,043	$99,678

      The net deferred tax liability (asset) consists of:

			Predecessor
	Reorganized Company		Company

	December 31,	December 6,	December 31,
	2003	2003	2002

	(In thousands of dollars)
Current deferred tax liability (asset)	$56	$56	$(1,448)
Noncurrent deferred tax liability	32,979	33,987	101,126

Net deferred tax liability	$33,035	$34,043	$99,678

NRG MID ATLANTIC GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The effective income tax rates of continuing operations differ from the statutory federal income tax rate of 35% as follows:

	Reorganized
	Company		Predecessor Company

	For the		For the
	Period from		Period from
	December 6,		January 1,		For the Years Ended
	2003 to		2003 to		December 31,
	December 31,		December 5,
	2003		2003		2002		2001

	(In thousands of dollars)
(Loss) income before taxes	$(2,481)		$6,231		$92,909		$56,698

Tax at 35%	(868)	35.0%	2,180	35.0%	32,518	35.0%	19,844	35.0%
State taxes (net of federal benefit)	(140)	5.6%	352	5.6%	5,278	5.7%	3,191	5.6%
Other	—	0.0%	—	—%	301	0.3%	2	0.0%

Income tax (benefit) expense	$(1,008)	40.6%	$2,532	40.6%	$38,097	41.0%	$23,037	40.6%